Exhibit 99.1
_______________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS

PROVIDES SECOND QUARTER AND UPDATED FISCAL 2024 GUIDANCE

Dublin, California, May 23, 2024 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the 13 weeks ended May 4, 2024 of $1.46 on net earnings of $488 million. These results compare to earnings per share of $1.09 on net income of $371 million for the 13 weeks ended April 29, 2023. Sales for the first quarter of 2024 grew 8% to $4.9 billion, up from $4.5 billion in the prior year period, with comparable sales up 3% versus last year.

Barbara Rentler, Chief Executive Officer, commented, “Though we had hoped to do better, first quarter sales were in line with guidance despite macroeconomic headwinds that continued to pressure our customers’ discretionary spending. Earnings results for the period were better-than-expected primarily due to lower expenses relative to our plan.”

Ms. Rentler continued, “Operating margin of 12.2% rose 205 basis points compared to 10.1% in last year’s first quarter. This improvement was primarily driven by lower distribution, incentive, and freight costs that were partially offset by the planned decline in merchandise margin.”

During the first quarter of fiscal 2024, a total of 1.9 million shares of common stock were repurchased for an aggregate price of $262 million under the Company’s new two-year $2.1 billion authorization approved by its Board of Directors in March 2024. The Company remains on track to buy back a total of $1.05 billion in common stock during fiscal 2024.

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Fiscal 2024 Guidance

Looking ahead, Ms. Rentler commented, “Ongoing uncertainty in today’s macroeconomic and geopolitical environments, including prolonged inflation, continue to squeeze our low-to-moderate income customers’ purchasing power. As a result, we believe it is more important than ever to offer our customers the best branded values possible. In addition, we will continue to manage inventory and expenses tightly in order to maximize sales and earnings growth over the balance of the year.”

Ms. Rentler continued, “For the 13 weeks ending August 3, 2024, comparable store sales are projected to increase 2% to 3% on top of a 5% gain in the second quarter of last year. Earnings per share for the second quarter are projected to be in the range of $1.43 to $1.49, up from reported earnings per share of $1.32 for the prior year period ended July 29, 2023.”

Ms. Rentler added, “Based on our first quarter results and forward guidance, comparable store sales for the 52 weeks ending February 1, 2025 remain unchanged at up 2% to 3%, with earnings per share for the 2024 fiscal year now projected to be in the range of $5.79 to $5.98 versus $5.56 for the 53 weeks ended February 3, 2024. As a reminder, fiscal 2023 earnings per share included a benefit of approximately $0.20 from the 53rd week.”

The Company will host a conference call on Thursday, May 23, 2024 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook for the second quarter and fiscal year 2024. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13746503 until 8:00 p.m. Eastern time on May 30, 2024, as well as on the Company’s website.

Forward-Looking Statements:  This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs, and earnings, planned new store growth, capital expenditures, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance and operations, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, uncertainties arising from the macroeconomic environment, including inflation, high interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions, public health and public safety issues that affect our costs, consumer confidence, and consumer disposable income and shopping behavior as well as costs; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise, which could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; risks associated with importing and selling merchandise produced in other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather or extreme temperatures that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could disrupt our operations, and result in theft or unauthorized disclosure of confidential and valuable business information, such as customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks, that could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned new store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, that could increase our costs; damage to our corporate reputation or brands that could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries, which could adversely affect our business; possible volatility in our revenues and earnings; a public health or public safety crisis, demonstrations, or a natural or man-made disaster in California or a region where we have a concentration of stores, offices, or a distribution center, that could harm our business; and our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2023 and fiscal 2024 Form 8-Ks on file with the SEC. The factors underlying our forecasts and plans are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2023 revenues of $20.4 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,775 locations in 43 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 352 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	May 4, 2024	April 29, 2023

Sales	$4,858,067	$4,494,686

Costs and Expenses
Cost of goods sold	3,490,672	3,292,606
Selling, general and administrative	776,282	746,222
Interest income, net	(45,950)	(31,397)
Total costs and expenses	4,221,004	4,007,431

Earnings before taxes	637,063	487,255
Provision for taxes on earnings	149,073	116,064
Net earnings	$487,990	$371,191

Earnings per share
Basic	$1.47	$1.10
Diluted	$1.46	$1.09

Weighted-average shares outstanding (000)
Basic	331,258	338,049
Diluted	333,737	340,044

Store count at end of period	2,127	2,034

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	May 4, 2024	April 29, 2023
Assets

Current Assets
Cash and cash equivalents	$4,654,316	$4,416,480
Accounts receivable	165,436	170,816
Merchandise inventory	2,461,699	2,241,735
Prepaid expenses and other	225,911	210,597
Total current assets	7,507,362	7,039,628

Property and equipment, net	3,515,193	3,224,733
Operating lease assets	3,210,455	3,122,474
Other long-term assets	258,772	232,069
Total assets	$14,491,782	$13,618,904

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,119,114	$2,061,529
Accrued expenses and other	612,244	607,294
Current operating lease liabilities	679,596	654,709
Accrued payroll and benefits	313,305	299,465
Income taxes payable	212,700	158,170
Current portion of long-term debt	948,590	—
Total current liabilities	4,885,549	3,781,167

Long-term debt	1,513,200	2,457,561
Non-current operating lease liabilities	2,693,259	2,619,466
Other long-term liabilities	245,096	222,463
Deferred income taxes	206,726	227,851

Commitments and contingencies

Stockholders’ Equity	4,947,952	4,310,396
Total liabilities and stockholders’ equity	$14,491,782	$13,618,904

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	May 4, 2024	April 29, 2023
Cash Flows From Operating Activities
Net earnings	$487,990	$371,191
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	109,186	99,379
Stock-based compensation	40,447	33,063
Deferred income taxes	10,488	10,792
Change in assets and liabilities:
Merchandise inventory	(269,479)	(218,240)
Other current assets	(57,685)	(51,914)
Accounts payable	179,376	46,577
Other current liabilities	(269,973)	16,336
Income taxes	138,959	105,225
Operating lease assets and liabilities, net	2,267	(102)
Other long-term, net	(2,655)	845
Net cash provided by operating activities	368,921	413,152

Cash Flows From Investing Activities
Additions to property and equipment	(136,249)	(167,253)
Net cash used in investing activities	(136,249)	(167,253)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	6,224	6,149
Treasury stock purchased	(70,480)	(37,522)
Repurchase of common stock	(262,479)	(234,468)
Dividends paid	(123,298)	(114,794)
Net cash used in financing activities	(450,033)	(380,635)

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(217,361)	(134,736)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,935,441	4,612,241
End of period	$4,718,080	$4,477,505

Reconciliations:
Cash and cash equivalents	$4,654,316	$4,416,480
Restricted cash and cash equivalents included in prepaid expenses and other	14,666	12,815
Restricted cash and cash equivalents included in other long-term assets	49,098	48,210
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,718,080	$4,477,505

Supplemental Cash Flow Disclosures
Interest paid	$40,158	$40,158
Income taxes (refunded) paid, net	$(375)	$47